UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): January 4, 2006
PolyOne Corporation
(Exact Name of Registrant as Specified in Charter)

Ohio	1-16091	34-1730488

(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)
PolyOne Center, 33587 Walker Rd.
Avon Lake, Ohio 44012
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code:
(440) 930-1000

N/A

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On January 4, 2006, PolyOne Corporation’s Compensation and Governance Committee of the Board of Directors approved awards of Stock Appreciation Rights and Performance Units under PolyOne’s 2005 Equity and Performance Incentive Plan to certain key employees of PolyOne, including the executive officers. Pursuant to such approval, PolyOne granted the following awards to the executive officers of PolyOne:

		Number of Targeted
		Performance Units ($)
	Number of Stock	(assumes 100% attainment of
Name	Appreciation Rights	performance goals)
V. Lance Mitchell	48,600	$228,500
Michael L. Rademacher	42,300	$198,800
Robert M. Rosenau	35,700	$167,500
Wendy C. Shiba	48,000	$226,000
Kenneth M. Smith	44,700	$209,700
W. David Wilson	63,000	$296,200

     Stock Appreciation Rights have a term of seven years and a base price equal to the fair market value of PolyOne’s Common Shares on the date of the award. Stock Appreciation Rights vest in 1/3 increments when the market price per share of PolyOne’s Common Shares for three consecutive days reaches $7.50, $8.50 and $10.00, respectively, provided that they will not vest earlier than one year after the date of grant. Upon exercise, Stock Appreciation Rights will be settled in PolyOne Common Shares.
     Performance Units are earned based upon the achievement, over a three-year period, of equally-weighted performance goals relating to cash flow, return on invested capital and debt/EBITDA ratio. Performance Units are denominated, and pay out, solely in cash. PolyOne will enter into award agreements with each of the executive officers named above for the Stock Appreciation Rights and Performance Units.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: January 9, 2006

POLYONE CORPORATION
By	/s/ Wendy C. Shiba

Name: Wendy C. Shiba Title: Vice President, Chief Legal Officer and Secretary